Exhibit 99.1
Michael McAdams
Treasurer & Manager of Investor Relations
(937) 225-3324
ROBBINS & MYERS REPORTS
FIRST QUARTER FISCAL 2006 RESULTS, REALIGNS SEGMENTS
AND TAKES A NON-CASH GOODWILL IMPAIRMENT CHARGE
DAYTON, OHIO, December 20, 2005 . . . Robbins & Myers, Inc. (NYSE:RBN) announced today its financial results for first quarter of fiscal 2006, ended November 30, 2005. For the first quarter of fiscal 2006, the Company reported income of $0.06 per share before special charges, slightly ahead of previous guidance of $0.00 to $0.05 per diluted share. Beginning with the first quarter 2006, the Company is reporting under its previously announced realigned segments, Fluid Management, Process Solutions and Romaco. As part of the process of realigning the business segments, the Company recorded an estimated non-cash goodwill impairment charge of $2.04 per share related to the Romaco business and restructuring expenses of $0.04 per share, resulting in a net loss for the first quarter of $2.02 per share.
Fiscal 2006 first quarter sales of $139.0 million were up by $6.5 million compared with the first quarter of fiscal 2005. Loss before interest and taxes was $25.3 million in the first quarter of fiscal 2006 versus a loss of $0.1 million last year. The non-cash goodwill impairment charge of $30.0 million and restructuring costs of $0.8 million in the recent quarter are $25.9 million higher than restructuring charges were in the first quarter of fiscal 2005. The fiscal 2006 first quarter net loss was $29.7 million ($2.02 loss per diluted share) versus a net loss of $0.9 million ($0.06 loss per diluted share) in the comparable prior year period.
Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc., stated, “This is the first time we are reporting our results under the new business segment alignment of Fluid Management, Process Solutions and Romaco. We have organized our business around these segments as we transition to become a market driven operating company.”
The Fluid Management segment (R & M Energy Systems and Moyno product lines) experienced a 16.7% sales increase driven primarily by strong demand for oilfield equipment products due to high levels of oil and gas exploration and recovery activity. EBIT for Fluid Management was $11.5 million, up 27.4% over the first quarter of the prior year. The outlook for the Fluid Management segment remains positive for 2006 due to strong demand in the energy market, the high price of oil and gas and anticipated increases in 2006 maintenance capital spending.

First quarter fiscal 2006 revenue of the Process Solutions segment (Pfaudler, Cheminear & Edon product lines) decreased by 6.5% to $53.1 million from $56.8 million in the prior year. Approximately $2.5 million of the year over year sales decline relates to the sale of the Edlon Lined Pipe and Fittings business sold in the fourth quarter of fiscal 2005. EBIT was higher in the current year quarter than in the prior year due to lower restructuring charges for the first quarter of 2006 and cost savings being realized from prior year restructuring programs. The outlook for Process Solutions reflects gradual improvement in the chemical processing industry.
The Romaco segment’s first quarter sales of $33.4 million are 8.7% higher than in the comparable prior year quarter. EBIT declined during the first quarter 2006 on a year-over-year basis due to the non-cash goodwill impairment of $30.0 million and restructuring charges of $0.5 million. Excluding special charges profitability was constant on a year over year basis. The outlook for 2006 remains soft due to continued weakness in the pharmaceutical market place.
Mr. Wallace further commented on the first quarter 2006 results, “Our first quarter performance was substantially in line with expectations. The Fluid Management business should continue to run at record levels for the remainder of our 2006 year. Our Process Solutions business will benefit from a more active chemical processing end-market, along with cost improvements that have been and will be made in the business. The Romaco business continues to be impacted by the restructuring and consolidation efforts of the large Pharmaceutical companies.”
Concerning the possible sale of Romaco, Mr. Wallace stated, “We are currently in discussions with interested firms for various parts of Romaco. We anticipate these discussions will be finalized by the end of our second fiscal quarter 2006 and we will make the appropriate announcements at that time. As part of the portfolio review we have realigned the business segments in 2006 to become a more market driven organization that will deliver better performance as we share resources and leverage our strength. As a result of this business realignment, and the ongoing Romaco discussions we have concluded that there is goodwill impairment. We have recorded a $30.0 million non-cash write down of goodwill based on our preliminary estimates at this time. The Company will commission an appraisal of the Romaco business to determine the final impairment charge.”
Mr. Wallace commented further, “We are beginning to see some benefits from the realignment of product lines. Manufacturing units are working together to manage production levels, reduce overtime, and improve asset utilization. We are also sharing information across the businesses to leverage our strengths with specific industries and customers. Our earnings guidance for the year is $0.75-$0.90 per share before special items. Earnings for the second quarter should be in the range of $0.12 — $0.17 per share before special items.”
In this release the Company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company’s ongoing performance of its underlying businesses before the impact of special items on its financial performance. In addition, these non-GAAP measures provide a comparison to our previously announced earnings guidance which excluded these special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows:

	Three Months Ended
	November 30,	November 30,
(in thousands, except per share data)	2005	2004
Net loss	($29,734)	($871)
Plus special items, net of tax:
Inventory write-offs included in cost of sales	0	124
Process Solutions segment restructuring charges	217	326
Romaco segment restructuring charges	446	384
Goodwill impairment charge	30,000	0

Net income (loss) before special items	$929	($37)

Diluted net loss per share	($2.02)	($0.06)
Plus special items:
Inventory write-offs included in cost of sales	0.00	0.01
Process Solutions segment restructuring charges	0.01	0.02
Romaco segment restructuring charges	0.03	0.03
Goodwill impairment charges	2.04	0.00

Diluted net income per share before special items	$0.06	$0.00

Conference Call & Webcast
Robbins & Myers, Inc. has scheduled a conference call and webcast for 11:00 a.m., Eastern Time on Wednesday, December 21, 2005, to review the quarter results. Interested investors should go to the Company’s website at www.robbinsmyers.com approximately ten minutes prior to the start of the call and follow the instructions to view the webcast presentation. Replays will be available at the website and a telephonic replay will be available for seven days beginning at 1:00 p.m. Eastern time by dialing 888-286-8010 and entering ID # 14324960.
Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global pharmaceutical, chemical, energy, municipal wastewater and industrial markets. Headquartered in Dayton, Ohio, the Company maintains manufacturing facilities in 15 countries.

In addition to historical information, this release contains forward-looking statements, identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, the impacts of Sarbanes-Oxley section 404 procedures, work stoppages related to union negotiations, customer order cancellations, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, the ability of the Company to realize the benefits of its restructuring program in its Romaco and Process Solutions Segments, including the receipt of cash proceeds from the sale of excess facilities and Romaco units, results of business unit appraisals, and general economic conditions that can affect demand in the markets served by the Company. The Company undertakes no obligation to update or revise any forward-looking statement.
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ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
   (Unaudited)

(in thousands)	November 30, 2005	August 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$17,423	$23,043
Accounts receivable	124,809	128,676
Inventories	103,269	102,652
Other current assets	7,979	7,121
Deferred taxes	9,654	10,216

Total Current Assets	263,134	271,708

Goodwill & Other Intangible Assets	288,497	324,208
Other Assets	14,229	13,807
Property, Plant & Equipment	127,870	130,612

	$693,730	$740,335

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$59,271	$67,183
Accrued expenses	96,659	97,090
Current portion of long-term debt	11,764	8,616

Total Current Liabilities	167,694	172,889
Long-Term Debt — Less Current Portion	168,461	166,792
Deferred Taxes	3,673	3,721
Other Long-Term Liabilities	89,919	96,088
Shareholders’ Equity	263,983	300,845

	$693,730	$740,335

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
   (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands, except per share data)	2005	2004
Sales	$138,959	$132,455
Cost of sales	92,217	90,048

Gross profit	46,742	42,407

SG&A expenses	40,744	37,670
Amortization expense	439	595
Goodwill impairment charge	30,000	0
Other	818	4,225

Income before interest and income taxes	(25,259)	(83)
Interest expense	3,523	3,539

Loss before income taxes and minority interest	(28,782)	(3,622)

Income tax expense (benefit)	687	(3,014)

Minority interest	265	263

Net loss	($29,734)	($871)

Net Loss Per Share:
Basic	($2.02)	($0.06)
Diluted	($2.02)	($0.06)

Weighted Average Common Shares Outstanding:
Basic	14,700	14,532
Diluted	16,499	16,338

Orders	$146,366	$156,104

Backlog	$123,067	$137,703

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
   (Unaudited)

	Three Months Ended
	November 30,		November 30,
(in thousands)	2005		2004
Sales
Process Solutions	$53,130		$56,823
Fluid Management	52,456		44,931
Romaco	33,373		30,701

Total	$138,959		$132,455

Income Before Interest and Income Taxes (EBIT)
Process Solutions	$1,909	(1)	($108	)(1)
Fluid Management	11,525		9,043
Romaco	(33,650	)(2)	(5,472	)(2)
Corporate and Eliminations	(5,043)		(3,546)

Total	($25,259)		($83)

Depreciation and Amortization
Process Solutions	$1,721		$1,939
Fluid Management	1,926		1,837
Romaco	722		931
Corporate and Eliminations	249		398

Total	$4,618		$5,105

Orders
Process Solutions	$59,016		$66,181
Fluid Management	49,912		48,219
Romaco	37,438		41,704

Total	$146,366		$156,104

Backlog
Process Solutions	$62,980		$70,655
Fluid Management	19,070		18,013
Romaco	41,017		49,035

Total	$123,067		$137,703

(1)	Fiscal 2006 includes $345,000 of costs related to an Edlon facility closure and fiscal 2005 includes $2,678,000 of costs related to the restructuring of our Reactor Systems business.

(2)	Fiscal 2006 and fiscal 2005 include $473,000 and $2,285,000, respectively, of costs related to the restructuring of our Romaco business. Fiscal 2006 also includes a $30,000,000 goodwill impairment charge.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.